EXHIBIT 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

PRESS RELEASE

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Tuesday, Nov. 9, 2004


CHICAGO, ILLINOIS - November 9, 2004 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine month 2004 sales and earnings. Third quarter 2004 sales were $156,971,000 compared to $147,201,000 in the third quarter 2003, an increase of 7%. Nine month 2004 sales were $314,174,000 compared to $300,496,000 in the prior year, an increase of 5%. Sales for the third quarter and nine month 2004 periods benefited from $10,485,000 of sales from the Concord Confections business which was acquired on August 30,2004.

As the Company's quarterly financial reporting is based on 13-week periods, the nine month 2004 and 2003 periods ended on October 2, 2004 and September 27, 2003, respectively. If nine month 2004 had ended on September 27, 2004, the Company estimates that nine month 2004 sales would have been approximately $4,900,000 less than the above reported 2004 nine month sales amount. Although the third quarter of 2004 and 2003 both comprised exactly 13 weeks, the aforementioned did affect third quarter 2004 sales to the extent of higher seasonal pre-Halloween sales at the end of the quarter.

Third quarter 2004 net earnings were $26,976,000 compared to third quarter 2003 net earnings of $26,945,000. Nine month 2004 net earnings were $50,297,000 compared to nine month 2003 net earnings of $50,171,000. Third quarter net earnings per share were $.52 in 2004 compared to $.51 per share in third quarter 2003, an increase of $.01 per share or 2%. Nine month 2004 net earnings per share were $.96 compared to $.94 per share in nine months 2003, an increase of $.02 per share or 2%.

Mr. Gordon said, "Third quarter and nine month 2004 results were aided by the Concord acquisition, and the Company's per share earnings benefited from common stock purchases in the open market and the resulting fewer shares outstanding."

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                          TOOTSIE ROLL INDUSTRIES, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
         FOR THE 13 WEEKS AND 39 WEEKS ENDED OCT 2, 2004 & SEPT 27, 2003


                                      THIRD QUARTER ENDED
                                      -------------------
                                  2004                2003
                                  ----                ----
NET SALES                     $156,971,000         $147,201,000
                               -----------          -----------
NET EARNINGS                  $ 26,976,000         $ 26,945,000
                               -----------          -----------
* EARNINGS PER SHARE             $ .52                $ .51
                                  ----                 ----
*AVERAGE SHARES OUTSTANDING     52,217,000           53,183,000
                                ----------           ----------

                                       NINE MONTHS ENDED
                                       -----------------
                                   2004                2003
                                   ----                ----
NET SALES                      $314,174,000         $300,496,000
                                -----------          -----------
NET EARNINGS                   $ 50,297,000         $ 50,171,000
                                -----------          -----------
* EARNINGS PER SHARE              $ 0.96              $ 0.94
                                   -----               -----
* AVERAGE SHARES OUTSTANDING     52,410,000           53,460,000
                                -----------          -----------


* BASED ON AVERAGE SHARES OUTSTANDING ADJUSTED FOR 3% STOCK
  DIVIDENDS DISTRIBUTED APRIL 14, 2004 AND APRIL 16, 2003.